Fourth Quarter 2008 Earnings
Conference Call
November 3, 2008

Pat Davidson

Good morning and thanks for joining us. Earlier today, we published our fourth quarter results for fiscal 2008. A copy of the release is available on our website at www.oshkoshcorporation.com. Today’s call is being webcast and is accompanied by a slide presentation, also available on our website. The audio replay and slide presentation will be available on the web for approximately 12 months. Please refer now to slide 2 of that slide presentation.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings we make with the SEC. We disclaim any obligation to update these forward looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Occasionally today, we will refer to “previous estimates.” We made or updated such estimates during our third fiscal quarter earnings conference call on August 1, 2008 and provided additional details in a press release on September 26, 2008.

Unless stated otherwise, all figures and data that we discuss today will relate to our performance excluding non-cash asset impairment charges totaling $175.2 million that we recorded during our third fiscal quarter. For the purposes of our discussion today, we believe that excluding the impairment charges is the best way for you, the participants on this call, to better understand our operating performance.

A reconciliation of non-GAAP measures that we discuss today to the most comparable GAAP measures can be found in the last slide of our presentation as well as in our earnings release, both of which are available on our website.

Presenting today for Oshkosh Corporation will be Bob Bohn, our Chairman and Chief Executive Officer; Charlie Szews, President and Chief Operating Officer; and Dave Sagehorn, Executive Vice President and Chief Financial Officer.

Let’s begin by turning to slide 3 and I’ll turn it over to Bob.

Bob Bohn

Oshkosh Q4 2008 Highlights

Thank you, Pat. Good morning and thank you all for joining us today. We’re living in unprecedented times. Equity and credit markets are extremely volatile on a daily and even hourly basis. This daily dose of volatility and generally negative news is leading to rapidly changing demand in some of our markets. In these uncertain times, Oshkosh management moved quickly to drive free cash flow for significant debt reduction and to implement strong fiscal management. Our fourth quarter results are evidence of our early jump on achieving these objectives.

On August 1, we reported our third fiscal quarter performance and gave you our earnings and debt reduction expectations for the remainder of the fiscal year. On Friday, September 26, we announced that we would be at or above the higher end of the August 1 EPS range. We also said that we expected a little more debt reduction during the quarter than our August estimates. I’m happy to announce that we achieved, and even outperformed, those expectations with EPS of $0.72 and debt reduction of $202 million for the quarter. With all the uncertainty in the market, we believe these results reflect the strength of the Oshkosh family of businesses.

Because of the weakened economic conditions, several of our markets are experiencing lower demand. Despite this, we delivered a solid quarter, which capped off a year of record revenues for Oshkosh Corporation. Sales were up nearly 6% in the quarter over the prior year quarter, driven by strong performance in our defense and fire & emergency segments. We experienced a decline in operating income of 32% to $122 million in the fourth quarter due primarily to lower operating income in our access equipment segment as a result of lower volume, higher raw material costs and adverse product mix. Charlie and Dave will provide more detail in a few moments.

We told you during our last conference call that we would be focusing more attention on inventory reduction to better balance inventory with demand and to drive debt reduction in this tight credit environment. We have done just that. In the fourth fiscal quarter, we were able to reduce inventories by $241 million, which helped drive the $202 million in debt reduction during the quarter. We believe there is much more inventory reduction possible and that will remain an area of focus for us.

Please turn to slide 4.

Fiscal 2008 Highlights

We finished the year with all-time record revenues of just over $7 billion. We also posted our strongest international revenues ever at approximately $2.1 billion, or 30% of total sales. This represented 37% growth over fiscal 2007 international revenues and forms a strong foundation for future growth, as we expand our international footprint.

Although many of our markets are down, that doesn’t mean that the Oshkosh team accepts performance comparable to the market. In fact, during times of economic weakness, we’ve benefited from customers concentrating their orders with industry leaders like Oshkosh and from the strong value proposition that we offer the customer. In fiscal 2008, we were successful in delivering 20% and 40% higher orders in two businesses, Pierce fire apparatus and domestic refuse collection vehicles, respectively, where we estimate the associated market volumes were flat to down 10%. In Europe, we believe JLG also delivered substantially higher sales growth than the underlying market in fiscal 2008. That’s performance. That’s the power of the Oshkosh brands.

While we did experience revenue growth, we reported lower operating income as well as lower EPS, driven by under absorption of fixed costs at businesses where we have reduced production levels, facilities rationalization costs at our European refuse business, raw material cost pressures later in the fiscal year and higher personnel costs and information technology expenses.

As I mentioned earlier, we worked to aggressively drive down debt. We reduced debt by $283 million in fiscal 2008, which left us with $2.77 billion on September 30. We fell just short of our original debt reduction target for the year of $300 to $400 million due in large part to softness that we began to experience in select markets late in the third fiscal quarter. But, with renewed focus, we believe we can do better in fiscal 2009.

Reflecting on fiscal 2008, we’re proud that our team responded early and decisively to address the current economic downturn, escalating steel and fuel costs and the credit crisis. We raised product selling prices by 6% to 11% across our non-defense businesses. We drove down overhead costs and reinvigorated our cash flow focus. We anticipate that these actions will place us on a better foundation to face continued economic challenges.

We’re also pleased with the strong talent we’ve added to our company in fiscal 2008, from a new chief procurement officer to new business leadership and expanded global sales and service teams. This talent will help Oshkosh weather current conditions and create a roadmap for superior performance in the next economic upturn.

Please turn to slide 5.

Current State Conditions

The volatile credit and equity markets in October have caused some customers around the globe to reduce or pause their spending plans for fiscal 2009. As a result, particularly in the last month, it has become very difficult for the Company to project first fiscal quarter and full year fiscal 2009 results. Fortunately, we have some businesses like defense, fire apparatus and domestic refuse with large backlogs that provide us with solid visibility and revenue expectations into fiscal 2009. Dave will provide our best judgment of expected fiscal 2009 results for the Company as a whole in a moment, but they are based on the assumption that the equity and credit markets exhibit sufficient improvement that by early calendar 2009 customers take their fingers off the order pause button and have some confidence in the direction of the global economy. If there is no improvement in these markets then our outlook for fiscal 2009 will need to be revised downward.

Now, we believe that our actions over the last few months have better positioned us to address these challenging market conditions. We’ve reduced our workforce by approximately 10% and lowered discretionary spending, resulting in an expected annual savings rate of approximately $100 million. Reducing the size of our workforce is a responsible move in light of weaker demand, and further reductions are likely given the global economic softening over the last few weeks.

We have micromanaged production rates and inventory reduction plans. This drove significant debt reduction in the fourth fiscal quarter and we expect to further reduce inventories and debt in our first quarter of fiscal 2009. Furthermore, we have modified our bonus plans to promote improved working capital management and debt reduction in fiscal 2009 to assure that our whole team is aligned with this key objective.

We formed and staffed an Asian procurement team and created a pipeline of items that are being investigated for low-cost country sourcing.

We’ve taken a very positive step towards continuing to improve our operations by moving Tom Fenner, one of our strongest and most experienced leaders, from the fire & emergency segment to the new position of executive vice president of global manufacturing services, reporting to Charlie. In this role, Tom will lead our global manufacturing efforts as we strive to improve the productivity and other key performance measures of our current facilities as well as expand our global footprint.

Finally, we are, of course, monitoring our ability to comply with the financial covenants contained in our current credit agreement. We see this as a cost issue rather than a liquidity issue. Why do we believe this? One, because we expect to generate strong free cash flow in fiscal 2009. And two, based on recent discussions with our lead banks, we believe that we would be able to conclude an amendment if we determined that we would otherwise face a covenant violation. We are moving forward with a plan with the objective of avoiding the need to amend the agreement in fiscal 2009, or at least delaying the need for an amendment and reducing the related incremental costs. This plan includes actions intended to drive $500 million or more in debt reduction, as well as maintain strong fiscal management. In these volatile market conditions, we expect to assess our performance against the plan quarterly to be in the best position to amend the agreement, if necessary. The team today is driving hard to avoid an amendment and strong decisive actions like these to avoid, delay or mitigate an amendment are good for our shareholders. Dave will share more about our plan later.

Our plan does permit us to continue limited but important global and new product development initiatives to position our Company to perform strongly in the next economic upturn. We are a company of leaders and we plan to lead our markets in the next upturn.

I will now turn it over to our president, Charlie Szews, to discuss details on each of our business segments and review some of our operating highlights and challenges.

Charlie Szews

Thanks Bob. Please turn with me to slide 6 and we'll get started.

Access Equipment

JLG continued to perform well in some international markets in the fourth fiscal quarter, but in the larger North American and, to a lesser extent, Western European markets, we experienced sales declines as soft construction markets have caused our rental customers to curtail their equipment orders. While we firmly believe in the long term strength of our access equipment markets, we are expecting weakness through fiscal 2009. These projected weak markets are a prime reason for many of the cost reduction moves we’ve been making.

Our profitability was greatly affected this past quarter by higher raw material and component costs that have not yet been recovered with price increases to our customers. We will continue to have limited recovery of raw material cost increases from our higher selling prices in the first fiscal quarter, but expect to see meaningful benefits from our recent price increase starting in our second fiscal quarter.

While there has been some recent weakening in the prices of certain types of steel, we have not yet seen the price reductions we would expect in a recession. We do know that steel companies are shutting down plants for extended maintenance and don’t know if that will be successful for them to sustain relatively high pricing.

Pricing for our products in the access equipment segment remains competitive, with deals being offered by many competitors to unload excess inventory. We are the premium priced manufacturer in this market globally and expect to maintain pricing discipline in order to achieve our announced price increase, which is simply necessary to offset the significantly higher steel and other costs that we have experienced over the last six months, as well as address the effects of the recent strengthening of the U.S. dollar. We do believe that by January 2009, much of the industry’s excess inventory will be worked off and that industry pricing will improve.

The segment has done a good job of reducing inventory, including a reduction of over $100 million in the fourth fiscal quarter, but we still have one or two more quarters of work to achieve our inventory reduction goal.

Looking ahead, we believe our access equipment unit sales will be down 35% to 40% in North America and in both Western and Eastern Europe in fiscal 2009, as both residential and non-residential construction markets are expected to be weak in these regions through most of the year. The events in the financial markets over the last several weeks have caused some construction projects in Eastern Europe to be discontinued and our customers in this region are now pulling back on their investment plans similar to what we saw earlier in North America and Western Europe.

However, we expect demand in emerging regions like the Middle East and Latin America to remain strong, although not as robust as we thought a few weeks ago. Recent distribution improvements in Asia should permit us to increase our revenues in that important region in fiscal 2009 in spite of an uncertain economic outlook for the region. Also, we are expecting our parts, service and reconditioning sales to be up modestly in fiscal 2009. With steel costs high and funding tight, there is growing interest among our customers to recondition their fleets. JLG products were designed for just these kinds of markets. They were designed so that customers could recondition them two or three times to extend their lives and offer greater value to our customers in weak economies.

Please move with me to slide 7 and let’s take a look at defense.

Defense

The defense segment posted another strong quarter, as both truck production and parts & service revenues increased. We experienced lower margins in this segment, as we had a higher percentage of sales under lower margin contracts, but this is consistent with our outlook over the last year or so.

We recently signed a multi-year requirements contract for the Family of Heavy Tactical Vehicles (“FHTV”) program, which keeps Oshkosh as the primary supplier of heavy tactical vehicles for the U.S. Army. Under this contract, we will be building significantly more of our Heavy Expanded Mobility Tactical Truck (“HEMTT”) A4 configurations. The A4 provides the Army with more horsepower, greater armor integration, a common cab with the Palletized Load System (“PLS”) and air conditioning, to name just a few upgrades.

We expect our parts & service business in fiscal 2009 will be buoyed by the strength of our recently announced orders for reducible-height armor kits for Medium Tactical Vehicle Replacement (“MTVR”) trucks. The reducible-height feature allows for greater transportability for the U.S. Marine Corps, while providing significant protection for the troops.

We were also recently notified that Oshkosh was chosen as the preferred bidder to manufacture next-generation Light Equipment Transporters (“LET 2”), for the British Ministry of Defence (“MoD”). The LET 2 requirements initially call for the production of 107 vehicles, but contain options for up to 250 additional vehicles and in-service support over the next 15 years.

In addition to the LET 2, Oshkosh supplies the MoD with a U.K. variant of Heavy Equipment Transporters (“HET”) and wheeled tankers. Initial sales of the first LET 2s are scheduled to begin in fiscal 2010.

Finally, we’re disappointed that we were not selected for a Joint Light Tactical Vehicle (“JLTV”) Technology Development (“TD”) contract with our partner, Northrup Grumman. We remain firm in our belief that the JLTV concept we presented was the best solution for the U.S. Army and Marine Corps’ needs for a light tactical vehicle and represents an innovative and proven design that leapfrogs current capabilities to exceed the customer’s requirements for protection, payload and performance. We expect to receive a debrief from the government on our proposal and will determine at that time, with our partner, our next steps.

Please turn to slide 8.

Fire & Emergency

Even with soft municipal spending affecting fire truck sales, our Pierce fire apparatus business continues to outperform in a tough market. The strength of our new product launches over the last year-and-a-half is evident as we’ve had significant orders for our Velocity and Impel chassis, as well as for the Pierce Ultimate Configuration, or (“PUC”). In fact, we finished fiscal 2008 with more orders for fire trucks than any other year in the Company’s history. We also expect Pierce to exit fiscal 2008 with its highest market share ever.

The airport products business was once again led by strong aircraft rescue and firefighting (“ARFF”) vehicle shipments and brisk order activity in international markets to support global airport expansion.

While our broadcast vehicle business is a smaller portion of the segment, we are excited by recent strength in orders and shipments for these units.

In conjunction with Tom Fenner’s new position as executive vice president of global manufacturing services, Wilson Jones was promoted from president of Pierce to executive vice president of Oshkosh Corporation and president of the entire Fire & Emergency segment. Wilson’s sales acumen, experience, and strong leadership qualities will serve him well as he takes over one of our most visible segments at a time when markets are challenged and competition is fierce. I am very confident in Wilson’s ability to drive results and build on the success that he has achieved at Pierce.

Please turn to slide 9.

Commercial

We’ve previously described the U.S. concrete mixer market as anemic, with industry volumes down roughly 70% from the last peak. That viewpoint has not really changed, as order flow and construction activities in the U.S. remain weak. Since we do not expect significant revenue growth in this business until the broader U.S. economy and construction markets improve, we’ve continued to work on lowering the cost structure in this business with an objective of remaining profitable in times of weak markets.

We’ve been pleased with the performance of our domestic refuse collection vehicle business in a softer market. Sales in this business were up in the fourth fiscal quarter on the strength of orders from customers looking to reduce the age of their fleets. Orders were up more than 40% for this product line in fiscal 2008 and we exited the fiscal year with our strongest backlog ever.

On our last call, we talked about our excitement for growth opportunities in compressed natural gas (“CNG”) powered refuse collection vehicles. That excitement is growing. We’ve won several bids for CNG-powered refuse collection vehicles and are competing for others. We expect CNG-powered vehicles to be a larger part of our business as communities seek lower fuel costs and reduced emissions alternatives for their refuse collection vehicles.

During the fourth fiscal quarter, we continued the restructuring of the Geesink Norba Group (“Geesink”), our European refuse collection vehicle business. We made further management changes in the fourth fiscal quarter, and we completely exited our Blomstermala, Sweden facility. We have orders that we believe should enable us to deliver stronger performance in the first quarter of fiscal 2009. But, we have struggled to achieve the targeted production efficiencies anticipated from the facility rationalization plan. Geesink’s focus in the coming quarter will be to achieve those targeted efficiencies and to drive out excess working capital from the business.

That’s a brief overview of our operations. Dave, please take it from here.

Dave Sagehorn

Thanks Charlie and good morning everyone.

Please turn to slide 10.

Consolidated Results

Consolidated net sales of $1.9 billion for the fourth fiscal quarter were up 5.8% compared to the fourth fiscal quarter of last year, as increased sales in defense, fire & emergency and our domestic refuse collection vehicle businesses offset lower sales in our access equipment segment. Operating income decreased 31.9% to $122.1 million, or 6.4% of sales. Operating income margins were negatively impacted by sales mix and unrecovered material cost increases, largely at our access equipment segment. Operating income also reflects severance charges totaling $7.2 million related to staffing reductions during the quarter. EPS for the quarter was $0.72, a decrease of 36.8% compared to the fourth quarter of fiscal 2007.

Corporate operating expenses and inter-segment profit elimination declined $1.4 million in the fourth quarter of fiscal 2008 compared to the fourth quarter of fiscal 2007, due to lower incentive compensation expense and travel costs, partially offset by higher information technology spending.

Interest expense decreased in the fourth fiscal quarter compared to the prior year quarter due to favorable interest rates and lower net borrowings.

Our tax rate in the quarter decreased to 26.1%, reflecting a full year tax rate of 33.0%, excluding the impact of the Geesink impairment charge recorded in the third fiscal quarter.

Now, let’s take a look at each of the segments in detail.

Please turn to slide 11.

Access Equipment

Access equipment sales were $742.1 million in the fourth fiscal quarter, down 11.7% compared to the same period last year, as strength in emerging markets was not enough to offset continued weakness in the U.S., and in certain Western European countries that began late in our third fiscal quarter. Sales of both aerial work platforms and telehandlers were down in the quarter. Segment revenues in North America were down more than 20% on significantly lower aerial work platform sales. Sales in Europe were down almost 5%.

The segment recorded operating income of $50.2 million, down 56.2% from the prior year quarter and an operating income margin of 6.8%. Operating income margin was negatively impacted by lower volumes and under absorption of fixed costs, unrecovered material cost increases of approximately 350 basis points, as JLG’s previously announced price increases were not yet in effect, and adverse product mix as aerial work platforms experienced a larger percentage sales decline than telehandlers. Foreign currency exchange rates positively impacted margins in the quarter by approximately 80 basis points compared to the fourth quarter of fiscal 2007.

Backlog for access equipment was $330.0 million at September 30, 2008, a decrease of 61.4% compared to September 30, 2007. The decrease in backlog was largely the result of weaker economies in the U.S. and Europe and the timing of orders that were placed in the prior year when there were capacity constraints in the industry.

Please turn to slide 12.

Defense

Defense segment sales were $553.4 million, up 31.0% compared to last year’s fourth fiscal quarter, due to continued strong demand for new trucks and significantly higher aftermarket parts & service revenues led by higher armor kit sales. Operating income increased 3.8% to $75.1 million, compared to $72.4 million in the prior year quarter.

Operating income margin in the quarter declined to 13.6%, compared to 17.1% in the fourth quarter of fiscal 2007. The decrease in operating income margin was largely a result of a higher percentage of sales this quarter from truck shipments under the lower margin FHTV contract, as well as some start up costs associated with the HEMTT A4 and Logistic Vehicle System Replacement (“LVSR”) models.

Backlog in this segment was $1.2 billion at September 30, 2008, down 22.9% compared to September 30, 2007. The decrease in backlog was largely a result of the timing of our FHTV contract negotiations with the DoD. The delivery order received last week with the new FHTV contract has significantly increased backlog in this segment.

Please turn to slide 13.

Fire & Emergency

Turning to fire & emergency, sales increased by 25.6% to $366.5 million, compared to the prior year’s fourth fiscal quarter, due to a shift in the timing of delivery of a number of large orders for international fire apparatus, airport products growth and continued strength at Pierce in the face of a challenging municipal spending environment. Operating income in this segment increased to $33.2 million, or 9.1% of sales. Positive volume impact on margins in this segment was partially offset by costs related to a work stoppage that was settled during the quarter.

Compared to prior year, fire & emergency backlog was up 9.6% to $633.2 million on September 30, 2008 due largely to higher fire apparatus backlog.

Please turn to slide 14.

Commercial

Commercial sales increased 4.7% to $261.2 million, compared to last year’s fourth fiscal quarter. The increase was due to higher sales of refuse collection vehicles in North America as customers continue to update their fleets. Demand for concrete mixers remains extremely weak driven by the nearly unprecedented decrease in residential construction and slowing non-residential construction.

We recorded an operating income loss of $6.9 million in this segment in the fourth fiscal quarter. The loss included an operating loss of $10.7 million at Geesink. Included in the Geesink loss were expenses totaling $4.5 million for severance and other costs associated with our restructuring actions. We also continued to experience production inefficiencies during the fourth fiscal quarter related to the transfer of production of Norba branded products to our Netherlands facility and higher raw material costs. We expect that results at Geesink will improve in fiscal 2009.

Backlog for the commercial segment at September 30, 2008 was flat compared to September 30, 2007. Significantly higher refuse collection vehicle backlog was offset by lower backlog for concrete mixers and batch plants.

Please turn to slide 15 for a review of our estimates for fiscal 2009.

Oshkosh Fiscal 2009 Estimates

All comparisons are to our fiscal 2008 actual results.

We are initiating fiscal 2009 estimates reflecting a wider range for both sales and EPS than we have typically provided. This wider range is an indication of the increased difficulty that we have in projecting results for fiscal 2009 in the midst of uncertain economic conditions. It is important to recognize that these estimates assume that worldwide equity and credit markets will stabilize in the near future. If these markets do not stabilize, we would most likely revise our fiscal 2009 estimates lower as we would expect our access equipment, commercial and, to a lesser extent, fire & emergency segment sales to be impacted by lower demand for our products and services. We are estimating consolidated sales of $6.3 to $6.7 billion, a decrease of approximately 6% to 12% compared to fiscal 2008.

For access equipment, we believe that revenues will be down about 30%, plus or minus a couple percentage points. We expect that sales in both JLG’s North America and Europe regions will be down more than this range compared to fiscal 2008, partially offset by expected continued growth in other regions as well as modest growth in our parts, service and reconditioning revenues.

We expect strong sales growth of approximately 20% to 25% in our defense segment in fiscal 2009 driven by continued demand for our tactical wheeled vehicles.

We believe that fire & emergency sales will be down approximately 5% to 10% with continued strength at our fire apparatus and airport products businesses, based on our current strong backlogs, offset by lower sales throughout much of the rest of the segment.

Finally, we anticipate commercial sales will be flat to down 10%, with weaker concrete mixer and batch plant sales offsetting growth in refuse collection vehicle sales.

Turning to slide 16, let’s review our operating income assumptions.

Oshkosh Fiscal 2009 Estimates

We are expecting full year operating income of $350 to $400 million. This implies a consolidated margin of about 5% to 6%. The anticipated reduction in consolidated margin is primarily the result of lower margins in our access equipment and defense segments.

We believe access equipment margins will decrease to between 3.5% and 4.5%. This significant drop is the result of expected lower volumes and related under absorption of fixed costs more than offsetting cost reductions that we’ve implemented in this segment. Unfavorable foreign currency exchange rates and unrecovered steel costs early in the fiscal year are the other major contributors to the expected lower margins. We are currently estimating that the U.S. dollar will not continue to appreciate significantly from current levels. A continued strengthening of the dollar would negatively impact our results.

We expect defense margins will continue to remain under pressure, decreasing by approximately 200-250 basis points. The margin decrease will be driven by a higher percentage of lower margin sales under our FHTV and LVSR contracts.

For fire & emergency, we anticipate that margins will increase approximately 100-150 basis points due to sales mix among businesses in this segment and the impact of cost reduction efforts.

We estimate commercial margins will increase to slightly better than breakeven largely due to improved results at Geesink, as we expect to have the facility rationalization costs behind us. We also expect that improved performance at McNeilus will contribute to better results for this segment.

We expect corporate and intersegment elimination expenses to be flat to slightly down. We expect the impact of our cost reduction efforts will be partially offset by general inflationary increases and costs related to a potential receivables sales program that I will describe shortly.

Turning to slide 17, let’s take care of a few more P&L items.

Oshkosh Fiscal 2009 Estimates

We expect interest expense to be approximately $180 million, reflecting planned significant debt reduction throughout the fiscal year. Should we need to amend our credit agreement in fiscal 2009, we would likely incur substantial fees and significantly higher interest costs than $180 million, but we are not presently able to estimate the impact of any amendment as we simply don’t know when an amendment would be necessary, if at all, and what credit market conditions would be at the time.

We expect our tax rate to remain at approximately 33%, reflecting a shift in earnings among lower tax rate countries and reinstatement of the R&D tax credit, including a full 12 months of benefit in the first fiscal quarter.

We believe that equity in earnings will be approximately $4 million, compared with $6 million in fiscal 2008, and we expect to use approximately 75.0 million shares for our EPS calculation.

Oshkosh Fiscal 2009 Estimates

Finishing up our earnings estimates with slide 18, we are estimating EPS of $1.65 to $2.05 in fiscal 2009. The reduced earnings are a reflection of the challenging global economy we are facing, and again, assume some stabilization in global equity and credit markets. Should a credit agreement amendment be necessary, this range would need to be reduced by the financial impact of the amendment.

As we look at our first fiscal quarter, which is normally our seasonally weakest quarter of the year, there are a couple of items that we expect will make this quarter weaker than usual. We expect lower demand than normal in the first quarter at our businesses that are exposed to construction markets as customers react to the uncertainty created by the credit crisis. Additionally, JLG will not recover steel and other commodity cost increases in the quarter as their previously announced price increase won’t be fully effective. Together, we expect these items to lead to a net loss in our first fiscal quarter. We expect to be able to comply with our financial covenants at the end of the first fiscal quarter, even with a loss in the quarter, due to planned strong debt reduction. Presently, we believe that we can generate cash available for debt reduction of $200-$250 million in the first quarter of fiscal 2009.

If we don’t achieve the planned debt reduction or if the loss is greater than anticipated, we may be forced to seek an amendment to our credit agreement late in the quarter, but presently, we believe that our plans are more than adequate to avoid the need to seek an amendment in the first fiscal quarter.

Historically, we have provided an EPS estimate range for the upcoming quarter. As we move into fiscal 2009, we will be limiting our estimates to those for the full fiscal year for the Company and for each segment, and we will only be updating these estimates once each quarter when we release earnings.

Before I turn it back to Bob, I would like to finish with an update on our financing. Please turn to slide 19.

Oshkosh Financing Update

Building on our strong fourth fiscal quarter debt reduction, we are proceeding with a plan that we expect could provide significant debt reduction in fiscal 2009, with the objective of allowing us to avoid seeking an amendment of our credit agreement, or at least delay an amendment and mitigate the financial impact. This plan seeks to reduce our debt by $500 million or more in fiscal 2009. We are also closely monitoring expenses to support our earnings and would likely implement further cost cuts if demand continues to weaken.

The significant debt reduction target is driven by a continued focus on lowering our working capital requirements as well as managing capital expenditures to a total of approximately $60 million in fiscal 2009. We made good progress on reducing working capital in the fourth quarter, but believe that we have additional opportunities for further reduction. We have adjusted production schedules to drive inventory reduction, and we are particularly focused on selling off aged inventory. As part of our plan, we are in negotiations with third parties regarding a program to sell certain European accounts receivable, which would allow us to accelerate cash receipts. Finally, we expect payments from the U.S. government associated with the recent signing of the defense segment’s FHTV contract extension to contribute to our debt reduction target in fiscal 2009.

If we are not successful in delivering both the higher end of our earnings estimate range and timely debt reduction of $500 million or more, we will need to request an amendment to our credit agreement. We will work diligently to avoid this, but the challenge has become greater in the last month as access equipment demand has slowed further and the U.S. dollar strengthened. I would like to repeat Bob’s remarks that we will assess our performance to plan on a quarterly basis and if we anticipate that without an amendment, a financial covenant violation is likely, we believe, based on recent discussions with our lead banks, that we will be able to amend our credit agreement. Further, we also believe that we will maintain sufficient liquidity for the business and be able to continue limited global and new product development initiatives based on our demonstrated ability to generate strong free cash flow.

Bob, I’ll turn it back over to you for slide 20.

Bob Bohn

Thanks, Dave.

Oshkosh Summary

We’ve described the challenges we face. To address these challenges, we have strong brands, leading technologies and competitive advantages in nearly every one of our markets. We also have a few strong businesses like defense, Pierce and our McNeilus refuse business to help us manage through these difficult times.

We believe our intense focus on reducing supply chain costs as well as lowering overhead and non-essential spending is working. We strengthened our manufacturing leadership and have strong operating teams in each of our segments.

We remain committed to reducing working capital and freeing up cash for debt paydown.

The hard-working employees of Oshkosh Corporation are focused on building our great Company and we are moving decisively to position ourselves to take advantage of the eventual turnaround in the world’s economies. I said it on the last call and it bears repeating here. We are taking the actions necessary to optimize our performance. Oshkosh has a long, proud history of creating shareholder value. We’ve built a strong foundation and we will continue to take advantage of this foundation as we build for the future.

With that, I will turn it back over to Pat and the operator for questions.

Pat Davidson

Thanks Bob. I’d like to remind everyone to limit their questions to one plus a follow-up. Please avoid questions with multiple subparts as this makes it difficult to ensure that everyone participates. After the follow-up, we ask that each participant get back in queue to ask additional questions.

Operator, please begin the question and answer period of this call.